Exhibit 99

Press Release

Product Revenue Growth, New Customer Wins Drive Strong

Second Quarter 2005 Results for Entrust

•	Revenues of $24.8 million – an increase of 27% from Q2, 2004

•	Product revenues of $9.4 million – an increase of 102% from Q2, 2004, and 17% from Q1, 2005

•	Transactions grew to 77 – an increase of 97% from Q2, 2004, and 20% from Q1, 2005

•	Net income of $0.02 per share – versus a $0.04 net loss per share in Q2, 2004, and a $0.02 net income per share in Q1, 2005

DALLAS – July 19, 2005 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended June 30, 2005.

“I am pleased with three significant transactions in the quarter. The U.S. Department of State increased its deployment of our desktop solution and selected our digital signature technology for use in the next-generation passport. The Spanish government also selected our digital certificate technology to incorporate into its national ID card. And lastly, we were able to achieve our first major award for Entrust IdentityGuard – our second factor of authentication for the masses,” said Bill Conner, Entrust Chairman, President and CEO. “The Entrust team continues to execute against our plan with its fourth consecutive quarter of product revenue growth. With this quarter’s financial performance, Entrust has exceeded its original revenue and earnings guidance for the first half of 2005. Our second-half guidance reflects the momentum we are seeing in our new products, new customers and the increase in our run rate business.”

Revenue for the second quarter was $24.8 million, an increase of 27% from $19.5 million in Q2, 2004, and a slight decrease from $24.9 million in Q1, 2005. Revenue in the second quarter was driven by product revenue, which increased 102% from Q2, 2004, and increased 17% from Q1, 2005. Year-to-date revenue increased 17% over the same period in 2004 and product revenue increased 47% over the same period in 2004.

Entrust recorded Q2, 2005, pro forma (non-GAAP) net income of $1.3 million, or $0.02 per share, compared to a Q2, 2004 pro forma net loss of $2.5 million, or $0.04 per share, and Q1, 2005 pro forma net income of $1.2 million, or $0.02 per share. The pro forma (non-GAAP) net income figures exclude approximately $190 thousand of purchased intangibles amortization in cost of goods sold and approximately $19 thousand of amortization of intangible assets in operating expenses. Entrust recorded Q2, 2005 net income, calculated in accordance with GAAP, of $1.1 million, or $0.02 per share, compared to a Q2, 2004 net loss of $2.6 million, or $0.04 per share, and Q1, 2005, net income of $1.0 million, or $0.02 per share. Year-to-date net income, calculated in accordance with GAAP, has increased $4.1 million, or $0.06 per share, over 2004. Entrust also repurchased approximately 2.7 million shares in the quarter as part of its share repurchase program. The company ended the second quarter, 2005 with $86.6 million in cash and marketable securities and no debt.

Business and Financial Metrics:

Second Quarter, 2005

•	Revenues of $24.8 million consisted of 38% product ($9.4 million) and 62% services and maintenance ($15.4 million). Product revenues increased 102% from Q2, 2004, and increased 17%

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from Q1, 2005. Product revenue year-to-date reached $17.5 million, an increase of 47% over the same period in 2004.

•	Extended Government accounted for 56% and Extended Enterprise accounted for 44% of the product revenue in the quarter. Year-to-date Extended Government product revenue is 49% higher than it was for all of 2004.

•	The top five product transactions accounted for 19% of Q2, 2005, revenues. There were two product transactions over $1 million. One of these transactions was with the Government of Spain for their National ID card project and one was with the U.S. State Department.

•	The average purchase size in the second quarter was $104,000, up from $90,000 in Q2, 2004 and a slight decrease from $106,000 in Q1, 2005. Total transactions in Q2, 2005 reached 77, which is up from 75 in Q4, 2004 and is up from 39 in Q2, 2004, and up from 64 in Q1, 2005. Fifteen of the transactions were from new customers, up 275% from 4 in Q2, 2004. For the first half of 2005 Entrust had 30 new customers, which is an increase of 100% from the 15 new customers in the first half of 2004. Over 10% of total transactions were from Entrust’s target product areas of Entrust IdentityGuard, Secure Messaging and Compliance.

•	Entrust Secure Identity Management Solutions accounted for 77% ($7.3 million) of product revenue, an increase of 105% ($3.7 million) from Q2, 2004 and 17% ($1.0 million) from Q1, 2005. The company added two new IdentityGuard customers in the quarter and one previous pilot was a top five transaction in the quarter. Entrust Certificate Services revenues of $1.1 million represents an increase of 33% ($0.3 million) over Q2, 2004 and 3% ($27.0 thousand) over Q1, 2005. This is Entrust Certificate Services 11th consecutive quarterly increase in revenue.

•	Entrust Secure Messaging Solutions accounted for 13% ($1.2 million) of product revenue, an increase of 115% ($650 thousand) from Q2, 2004, and 1% ($15 thousand) from Q1, 2005. The company had 1 new customer for secure messaging with Entrust Compliance Server in the quarter.

•	Entrust Secure Data Solutions accounted for 10% (1.0 million) of product revenue, an increase of 76%($400 thousand) from Q2, 2004, and 39% ($272 thousand) from Q1, 2005.

•	Entrust services revenue was $15.4 million, an increase of 4% ($0.5 million) from Q2, 2004 and a decrease of 8% ($1.4 million) from Q1, 2005. Services were down in the quarter due to lower 3rd party hardware and professional services. Entrust’s support and maintenance continued to be strong, achieving the second highest quarterly revenue ever in the Company’s history. Deferred revenue was equal to the second quarter of 2004 at $23.9 million, and down $1.6 million from Q1, 2005.

“I am pleased that the team was able to exceed the goals we had set at the beginning of the year. We grew year-to-date product revenues 47 percent, and grew profitability even faster,” said David Wagner, Entrust Chief Financial Officer. “We are equally positive on our outlook for the remainder of 2005 due to the growth we are seeing in the number of new product transactions under $500,000 and due to the trend for larger transactions in the second half of the year.”

Financial Outlook:

Revenue guidance for the second half of 2005 is being targeted in a range of $51 million to $55 million. For the second half of 2005, Entrust is currently targeting a pro forma (non-GAAP) net income per share in a range of $0.06 to $0.09. The non-GAAP earnings per share guidance excludes a total of approximately $390 thousand of purchased intangibles amortization in cost of goods sold and approximately $80 thousand of amortization of intangible assets in operating expenses. On a GAAP basis the company is targeting its earnings for the second half of 2005 to be in the range of $0.06 to $0.08 per share. For the full year, this equates to a targeted net income of $0.10 to $0.12 per share.

Technology and Industry Highlights:

•	Entrust digital certificates were selected to be incorporated into Spain’s national ID card. Spain’s program represents one of the first National government initiatives to increase the protection of its citizens’ identities and information. Entrust and its strategic partner, SIA Group, were awarded this contract.

•	The U.S. Department of State has implemented an Entrust solution to deploy the next generation of passports. The chip-enabled passports will utilize digital signatures to help improve homeland security and establish more efficient travel management.

•	The Ministry of Economic Development of New Zealand has decided to deploy Entrust IdentityGuard to all users across the department to secure remote access to sensitive applications via Citrix Metaframe. This deployment is intended to replace a token solution that, due to high cost, is only used to provide authentication capability for a small sub-set of employees.

•	Entrust announced that its Entrust IdentityGuard solution now offers strong authentication for remote access applications. The result is a solution that works, off the shelf, with leading remote access products by leveraging the Radius protocol, a standard supported by leading remote access products.

•	Entrust announced the availability of the Entrust TruePass 8.0 software, a product designed to protect the online identities of users conducting sensitive transactions through easy-to-deploy web strong authentication and encryption. Key capabilities, including web strong authentication and enhanced transaction security, enable customers to use Entrust TruePass to secure web applications for internal and external users.

•	Entrust announced the integration of the Entrust IdentityGuard solution with a market-leading remote access solution from Nortel Networks, Nortel VPN Router (formerly Contivity), to help enable organizations to deploy industry-leading security to protect the enterprise without having to incur the typical high costs of strong authentication hardware devices. This integration makes low-cost two-factor authentication for global remote access available for use with one of the market leading products in remote access, and has been certified Entrust Ready status under Entrust’s global partner program.

•	Entrust announced that Entrust solutions provide the security foundation for three of the top four e-governments, as ranked by the latest Accenture global study. These governments include Canada, Denmark and Singapore. In addition, Entrust has deployments in over 60 Federal agencies and departments within the U.S. government, which ranked second out of the 22 surveyed governments.

Entrust will host a live teleconference and Webcast on Tuesday, July 19, 2005, at 5 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner discussing Entrust’s second quarter 2005 results and second-half guidance for 2005. The conference call audio will be available live via dial-in at 1-800-814-4857 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1091737. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. (Eastern), Tuesday, July 19, 2005 through Tuesday, July 26, 2005 at 11:59 p.m. (Eastern). The North American replay number is 1-877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21129702#.

Use of Non-GAAP Financial Measures

Entrust is providing non-GAAP guidance for the second half of 2005 to supplement our guidance in accordance with GAAP. These non-GAAP results are provided to enhance the user’s overall understanding of our financial performance by providing investors additional information about our recurring operations. The non-GAAP results exclude: purchased intangibles amortization in cost of goods sold and amortization of intangible assets in operating expenses, stock option expense, and restructuring charges. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Entrust’s operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This press release contains forward-looking statements relating to Entrust’s projected revenue, GAAP net income and pro forma net income for the second half of 2005. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world-leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers achieve regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Michael Slatin
Investor Relations	Media Relations
972-713-5824	314-982-8661
david.rockvam@entrust.com	slatinm@fleishman.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended, June 30		Six Months Ended, June 30
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	9,400	4,645	$17,467	$11,889
Services and maintenance	15,410	14,874	32,249	30,639

Total revenues	24,810	19,519	49,716	42,528

Cost of revenues:
Product	1,009	1,310	1,980	2,127
Services and maintenance	7,503	7,183	16,214	14,836
Amortization of purchased product rights	190	23	385	23

Total cost of revenues	8,702	8,516	18,579	16,986

Total gross profit	16,108	11,003	31,137	25,542

Operating expenses:
Sales and marketing	7,577	6,430	14,771	12,835
Research and development	4,476	4,282	8,638	8,916
General and administrative	2,934	3,156	5,856	6,488

Total operating expenses	14,987	13,868	29,265	28,239

Income (loss) from operations	1,121	(2,865)	1,872	(2,697)

Other income (expense):
Interest income	577	281	1,105	545
Gain on sale of asset	—	—	200	—
Foreign exchange gain (loss)	(58)	133	31	558
Loss from equity investments	(221)	(168)	(451)	(377)

Total other income (expense)	298	246	885	726

Income (loss) before income taxes	1,419	(2,619)	2,757	(1,971)

Provision for (benefit from) income taxes	321	(66)	695	63

Net income (loss)	$1,098	$(2,553)	$2,062	$(2,034)

Weighted average common shares used
Basic	61,123	63,147	61,707	63,364
Diluted	62,347	63,147	62,833	63,364

Net income (loss) per share
Basic	$0.02	$(0.04)	$0.03	$(0.03)
Diluted	$0.02	$(0.04)	$0.03	$(0.03)

Reconciliation of net income (loss) per GAAP to Pro forma net income (loss):

Net income (loss) per GAAP	1,098	(2,553)	2,062	(2,034)
Adjustment to Pro forma net income (loss):
Amortization of non-contractual customer relationships	19	—	37	—
Amortization of purchased product rights	190	23	385	23

Pro forma net income (loss)	$1,307	$(2,530)	$2,484	$(2,011)

Pro forma net income (loss) per share
Basic	$0.02	$(0.04)	$0.04	$(0.03)
Diluted	$0.02	$(0.04)	$0.04	$(0.03)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Jun. 30, 2005	Dec. 31, 2004
	(unaudited)
ASSETS
Cash and marketable investments	$86,612	$99,319
Accounts receivable, net of allowance for doubtful accounts	17,361	16,203
Other current assets	5,159	3,832
Property and equipment, net	3,534	5,168
Purchased product rights and purchased non-contractual customer relationships, net	2,416	2,887
Goodwill, net	12,713	12,713
Long-term equity investments	3,963	4,028
Other long-term assets, net	1,658	1,733

Total assets	$133,416	$145,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accruals	$13,466	$15,394
Accrued restructuring charges	28,013	30,090
Deferred revenue	23,880	22,975
Long-term liabilities	1,418	1,426

Total liabilities	66,777	69,885

Shareholders’ equity	66,639	75,998

Total liabilities and shareholders’ equity	$133,416	$145,883